Exhibit 10.1

AMENDED COMPENSATION ARRANGEMENT FOR WILLIAM W. DUNCAN, JR.

The Talbot Bank of Easton, Maryland (the “Bank”) and William W. Duncan, Jr., the Bank’s President and Chief Executive Officer, are not party to a written employment agreement. Mr. Duncan’s employment arrangement provides for an annual salary of $245,000, subject to annual adjustment. Mr. Duncan is also entitled to participate in the bonus program, profit sharing and 401(k) plan, and group term life insurance program of Shore Bancshares, Inc. (the “Company”), to the extent the provisions and rules of those plans and programs permit such participation. In addition, provided that Mr. Duncan remains employed by the Bank, the Company agreed to make five annual awards of restricted stock to Mr. Duncan under the Company’s 2006 Stock and Incentive Compensation Plan (the “Equity Plan”). The number of shares of restricted stock underlying each award will be determined by dividing $36,076 by the Fair Market Value (as defined in the Equity Plan) of a share of Company common stock on the date of that award. Each award of restricted stock will vest ratably over the lesser of five years or the number of years remaining until Mr. Duncan reaches age 65.